                                                                    EXHIBIT 99.1


[Letterhead of Hawaiian Airlines, Inc.]
[Dated Friday, February 2, 1996]


          John W. Adams Elected Chairman of Hawaiian Airlines, Inc.;
                Bruce R. Nobles Continues As President and CEO


     HONOLULU -- At a meeting of the new board of directors of Hawaiian Airlines, Inc. today, board members voted to elect to the position of Chairman of the Board of Directors John W. Adams, president of Smith Management Company, a New York-based investment firm and president and sole shareholder of AIP's General Partner. Bruce R. Nobles, formerly chairman of Hawaiian's board, will continue as the airline's President and Chief Executive Officer. Adams was recently elected to the board of directors at a special meeting of Hawaiian's shareholders held on January 30, 1996.

     "This position in no way changes Bruce's role in running Hawaiian Airlines. We have complete confidence in him and will continue to rely on his outstanding leadership to run the company successfully," Mr. Adams said.

     Airline Investors Partnership, L.P. (AIP) acquired a controlling interest in Hawaiian Airlines and six of 11 seats on its board of directors in an equity investment transaction voted on and passed at the special shareholders meeting and consummated on January 31, 1996. The investment and a series of related agreements create additional operating efficiencies for the company's future.

     "Thanks to a lot of hard work from every employee, I believe that Hawaiian is now poised for success," Mr. Nobles said. "I greatly appreciate AIP's continued support and faith in what Hawaiian Airlines can become, and look forward to working closely with the board of directors to achieve this goal."

     Hawaiian Airlines was founded in Honolulu as Inter-Island Airways on January 30, 1929. It inaugurated Hawaii's first scheduled interisland passenger flights on November 11, 1929 using eight-seat Sikorsky S-38 amphibious airplanes. Today, Hawaiian provides more than 150 interisland flights daily using 139-seat McDonnell Douglas DC-9 jet aircraft in addition to its widebody DC-10 service to five West Coast gateway cities and two destinations in the South Pacific.


                                    - 30 -